Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form 8-K/A of Traffix, Inc. of our report, dated December 10, 2004, except Note 11, which is dated as of January 21, 2005, relating to the combined financial statements of Hot Rocket Marketing, Inc. and Clockwork Advertising, Inc. as of and for the year ended December 31, 2003 and the period from March 12, 2002 (inception) through December 31, 2002.

/s/ Raich Ende Malter & Co. LLP

East Meadow, New York
April 6, 2005